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                                                                EXHIBIT 2.(h)(2)


                           THE JAPAN EQUITY FUND, INC.

                   Rights Offering for Shares of Common Stock

                           SOLICITING DEALER AGREEMENT

     THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON DECEMBER 23, 2003, UNLESS EXTENDED (THE "EXPIRATION DATE").


To Securities Brokers and Dealers:

     The Japan Equity Fund, Inc. (the "Fund") is issuing to its shareholders of record ("Record Date Shareholders") as of the close of business on December 4, 2003 (the "Record Date") rights ("Rights") to subscribe for an aggregate of up to 3,605,229 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Fund upon the terms and subject to the conditions set forth in the Fund's Prospectus dated December ___, 2003 (the "Offer"). Each Record Date Shareholder is being issued one Right for each full share of Common Stock owned on the Record Date. The number of Rights to be issued to Record Date Shareholders will be rounded up to the nearest whole number of Rights evenly divisible by three. The Rights are listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). The Rights entitle the Record Date Shareholders and holders of Rights acquired during the Subscription Period (as hereinafter defined) to acquire at the Subscription Price (as hereinafter defined), one Share for each three Rights held in the primary subscription. The subscription price per Share will be 90% of the average of the closing price of the Fund's Common Stock on the NYSE on the Expiration Date (as hereinafter defined) of the rights offering and for the four immediately preceding trading days, with a requirement that the price be no lower than 95% of the net asset value per common share of the Fund at the time of the expiration of the rights offering. The Subscription Period commences on December 9, 2003 and ends at 5:00 p.m., New York time, on December 23, 2003 (the "Expiration Date"). (With respect to the Offer, the term "Expiration Date" means 5:00 p.m., New York time, on December 23, 2003, unless and until the period for which the Offer is open is extended by the Fund and the Dealer Manager (as hereinafter defined), in which event the term "Expiration Date" with respect to the offer will mean the latest time and date on which the offer, as so extended by the Fund, will expire.) Any Record Date Shareholder who fully exercises all Rights issued to him or her is entitled to subscribe for Shares which were not otherwise subscribed for by other Record Date Shareholders in the primary subscription (the "Over-Subscription Privilege"). Shares acquired pursuant to the Over-Subscription Privilege are subject to allotment, as more fully discussed in the Prospectus.

     For the duration of the Offer, the Fund will pay Soliciting Fees to any qualified broker or dealer who solicits the exercise of Rights in connection with the Offer, who executes and delivers a copy of this Agreement and who complies with the procedures described below (a "Soliciting Dealer"). Upon timely delivery to PFPC Inc., the Fund's Subscription Agent for the Offer (the "Subscription Agent"), of payment for Shares purchased pursuant to the exercise of Rights and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer will be entitled to receive Soliciting Fees equal to 2.50% of the Subscription Price per Share purchased pursuant to exercise of the Rights, including the exercise of Rights by a Soliciting Dealer for its own account pursuant to the Offer. Neither the

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Dealer Manager nor any Soliciting Dealer will receive Soliciting Fees for Shares purchased pursuant to the exercise of Rights unless the holder of the Rights has designated the Dealer Manager or the Soliciting Dealer as being influential in the exercise of the Rights on the appropriate portion of the Subscription Certificate. A qualified broker or dealer is a broker or dealer that is a member of a registered national securities exchange in the United States or the National Association of Securities Dealers, Inc. ("NASD") or any foreign broker or dealer not eligible for membership who agrees to conform to the Conduct Rules of the NASD in making solicitations outside the United States to the same extent as if it were a member of the NASD. In addition, each Soliciting Dealer shall agree to comply with the provisions of Rule 2740 of the Conduct Rules of the NASD, and each foreign Soliciting Dealer who is not a member of the NASD also shall agree to comply with the NASD's interpretation with respect to freeriding and withholding, to comply, as though it were a member of the NASD, with the provisions of Rule 2730 and Rule 2750 of such Conduct Rules, and to comply with Rule 2420 as such rule applies to a non-member foreign dealer.

     The Fund hereby agrees to pay the Soliciting Fees payable to the Soliciting Dealers. Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where those solicitations and other activities may lawfully be undertaken and in accordance with the laws in those states and other jurisdictions. Under no circumstances will the Soliciting Dealers engage in any activities hereunder in any state (a) in which acceptances of the Offer may not be solicited under the Blue Sky or securities law of such state or (b) in which such Soliciting Dealer may not lawfully so engage. Compensation will not be paid for solicitations in any state or other jurisdiction in which in the opinion of counsel to the Fund or counsel to Daiwa Securities America Inc., the dealer manager in connection with the Offer (the "Dealer Manager"), that compensation may not lawfully be paid. No Soliciting Dealer or any other person is authorized by the Fund or the Dealer Manager to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Fund through the Dealer Manager. No Soliciting Dealer is authorized to act as agent of the Fund or the Dealer Manager in any connection or transaction related to the Offer. In addition, nothing contained in this Soliciting Dealer Agreement will constitute the Soliciting Dealers as partners with the Dealer Manager or with one another or create any association between those parties, or will render the Dealer Manager or the Fund liable for the obligations of any Soliciting Dealer. The Dealer Manager will be under no liability to make any payment to any Soliciting Dealer, and will be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort will be implied.

     In order for a Soliciting Dealer to receive Soliciting Fees, the Dealer Manager must have received from that Soliciting Dealer no later than 5:00 p.m., New York time, on the Expiration Date, a properly completed and duly executed Soliciting Dealer Agreement (or a facsimile thereof); and the insertion of the Soliciting Dealer's name has been made on the Subscription Certificate in the place so provided or The Depository Trust Company has reported the subscription of shares by the Soliciting Dealer. Any compensation not payable to a Soliciting Dealer for failure to meet the requirements of this paragraph will be payable to the Dealer Manager.

     All questions as to the form, validity and eligibility (including time of receipt) of the Soliciting Dealer Agreement will be determined by the Fund, in its sole discretion, which

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determination will be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery of a Soliciting Dealer Agreement must be cured within that time as the Fund will determine. The Fund, the Dealer Manager, The Altman Group, Inc., as the Information Agent, or the Subscription Agent for the Offer, or any other person will not be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement nor incur any liability for failure to give that notification.

     The acceptance of Soliciting Fees from the Fund by a Soliciting Dealer will constitute a representation by that Soliciting Dealer to the Fund that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights, it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations thereunder, any applicable securities laws of any state or jurisdiction where such solicitations may lawfully be made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of shares pursuant to the exercise of the Rights, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Fund through the Dealer Manager; (iv) it has not purported to act as agent of the Fund or the Dealer Manager in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement with respect to such Soliciting Dealer is, to its best knowledge, true and complete;
(vi) it is not affiliated with the Fund (except in the case of the Dealer Manager who is an affiliate of the Fund); (vii) it will not remit, directly or indirectly, any part of Soliciting Fees paid by the Fund pursuant to the terms of this Soliciting Dealer Agreement to any beneficial owner of Shares purchased pursuant to the Offer; and (viii) it has agreed to the amount of the Soliciting Fees and the terms and conditions set forth in this Soliciting Dealer Agreement with respect to receiving those Soliciting Fees. By returning a Soliciting Dealer Agreement and accepting Soliciting Fees, a Soliciting Dealer will be deemed to have agreed to indemnify the Fund against losses, claims, damages and liabilities to which the Fund may become subject as a result of the breach of that Soliciting Dealer's representations made in this Soliciting Dealer Agreement and described above. In making the foregoing representations, Soliciting Dealers are reminded that the Offer may be deemed to involve a distribution of the Fund's Common Stock for purposes of Regulation M.

     Soliciting Fees due to eligible Soliciting Dealers will be paid by the Fund (through the Subscription Agent) as soon as practicable after the Expiration Date of the Offer. Upon expiration of the Offer, no Soliciting Fees will be payable to Soliciting Dealers with respect to Shares purchased thereafter.

     Under the dealer manager agreement, dated December [ ], 2003 (the "Dealer Manager Agreement"), each of the Fund, Daiwa SB Investments (USA) Ltd., the investment manager of the Fund, and Daiwa SB Investments Ltd., the investment adviser of the Fund, agree to indemnify and hold harmless the Dealer Manager, each Soliciting Dealer and each person, if any, controlling either the Dealer Manager or any Soliciting Dealer within the meaning of Section 15 of the Securities Act of 1933, as amended, against certain liabilities as provided in
Article VIII of the Dealer Manager Agreement.

     This Soliciting Dealer Agreement may be signed in two or more counterparts, each of which will be an original; with the same effect as if the signatures were upon the same instrument.

     This Soliciting Dealer Agreement will be governed by the internal laws of the State of New York.

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     Please execute this Soliciting Dealer Agreement below, accepting the terms and conditions set forth in this Soliciting Dealer Agreement and confirming that you are a member firm of a registered national securities exchange or of the NASD or a foreign broker or dealer not eligible for membership who has conformed to the Conduct Rules of the NASD in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member of the NASD, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement.

                                          Very truly yours,

                                          THE JAPAN EQUITY FUND, INC.



                                          --------------------------------------
                                          By:
                                          Title:


ACCEPTED AND CONFIRMED (To be Completed by Soliciting Dealer)


---------------------------------             ----------------------------------
Printed Firm Name                             Address


---------------------------------             ----------------------------------
Authorized Signature


---------------------------------             ----------------------------------
Printed Name of Signatory


---------------------------------             ----------------------------------
Title                                         Area Code and Telephone Number


Date:
      ---------------------------


---------------------------------
DTC Participant Number

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             ALL SOLICITING DEALER AGREEMENTS SHOULD BE RETURNED TO
             DAIWA SECURITIES AMERICA INC. BY FACSIMILE (TELECOPIER)
                AT (212) 612-7120. FACSIMILE TRANSACTIONS MAY BE
                       CONFIRMED BY CALLING (212) 612-6313
                WITH THE ORIGINAL TO BE SENT PROMPTLY THEREAFTER
                 BY FIRST CLASS MAIL, EXPRESS MAIL OR OVERNIGHT
                               COURIER OR HAND TO:


William Cook
Daiwa Securities America Inc.
Financial Square
32 Old Slip, 12th Floor
New York, New York 10005


              ALL QUESTIONS CONCERNING SOLICITING DEALER AGREEMENTS
                              SHOULD BE DIRECTED TO
                                THE ALTMAN GROUP,
                           TOLL FREE AT (800) 467-0835
                         EMAIL: WANTLER@ALTMANGROUP.COM

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